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                                                                    EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG

                             QUANTA SERVICES, INC.,
                         NORAM TELECOMMUNICATIONS, INC.,
                    ADVANCED COMMUNICATION TECHNOLOGIES, INC.
                                       AND
                                XETA CORPORATION




                          DATED AS OF FEBRUARY 22, 2000




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                            ASSET PURCHASE AGREEMENT



         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 22nd day of February, 2000, by and among Quanta Services, Inc., a Delaware corporation ("Quanta"), Noram Telecommunications, Inc., an Oregon corporation (together with Quanta, the "Stockholders"), Advanced Communication Technologies, Inc., an Oregon corporation that is a subsidiary of the Stockholder (the "Company") and XETA Corporation, an Oklahoma corporation ("Purchaser")

         WHEREAS, the Company desires to sell its business to Purchaser as a going concern and in connection therewith sell substantially all of the assets of the Company to Purchaser, and Purchaser desires to purchase such business and assets and assume certain liabilities of the Company relating thereto, upon the terms and conditions set forth in this Agreement (the "Asset Purchase"); and

         WHEREAS, the Company is in the business of providing telecommunication equipment and services for both voice and data applications, including call accounting, answer confirmation, PBX and voice mail systems for commercial and industrial uses;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1. DEFINITIONS. Capitalized terms used in this Agreement shall have the following meanings:

         "Affiliate" of, or "Affiliated" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

         "Agreement" has the meaning set forth in the first paragraph of this Agreement.

         "Asset Purchase" has the meaning set forth in the third paragraph of this Agreement.

         "Assets" has the meaning set forth in Section 2.1.

         "Assumed Liabilities" means the liabilities and obligations of the Company or relating to the Company's business or operations to be assumed by Purchaser at the Closing in accordance with Section 2.3.

         "Book Value" means the sum of (i) stockholders' equity as reflected in the Financial Statements, (ii) intercompany payables, (iii) negative cash balances and (iv) accrued liabilities constituting Excluded Liabilities.

         "Closing" has the meaning set forth in Section 2.6.




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         "Closing Date" has the meaning set forth in Section 2.6.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" has the meaning set forth in the first paragraph of this Agreement.

         "Encumbrances" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or material defects in title.

         "Environmental, Health and Safety Laws" means any federal, state or local Law, including, without limitation, any judicial or administrative interpretation thereof, any judicial or administrative order, consent decree or judgment, or agreement with any Governmental Authority, relating to (a) pollution, exposure to oil, pollutants, contaminants, hazardous or toxic materials or waste, (b) the protection, preservation or restoration of the environment, including laws relating to exposures to, or emissions, discharges, releases or threatened releases of oil, pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land surface or subsurface strata or (c) the manufacture, processing, labeling, distribution, use, treatment, storage, transport, handling or disposal of oil, pollutants, contaminants, hazardous or toxic materials or wastes or relating to the environment, plant and animal life, natural resources or health, safety or any Hazardous Substance, in each case as amended from time to time prior to the Closing Date. "Environmental, Health and Safety Laws" include, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. Sections 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 5101 et seq., the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., in each case as amended from time to time prior to the Closing Date, and any other federal, state or local Laws now or hereafter relating to any of the foregoing, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

         "Escrow Agent" means Bank One Trust Company, National Association.

         "Escrow Agreement" means an Escrow Agreement to be dated as of the Closing Date by and among the Company, Purchaser and the Escrow Agent, in form and substance satisfactory to the Company and the Purchaser.

         "Excluded Assets" has the meaning set forth in Section 2.1.





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         "Excluded Liabilities" has the meaning set forth in Section 2.3.

         "Expiration Date" has the meaning set forth in Section 7.8.

         "Final Book Value" has the meaning set forth in Section 2.2.

         "Final Book Value Certificate" has the meaning set forth in Section
2.2.

         "Financial Statements" has the meaning set forth in Section 3.3.

         "GAAP" means generally accepted accounting principles consistently applied for all periods involved.

         "Governmental Authority" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

         "Hazardous Substances" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental, Health and Safety Law. The term "Hazardous Substances" includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental, Health and Safety Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

         "Indemnified Party" has the meaning set forth in Section 6.3.

         "Indemnifying Party" has the meaning set forth in Section 6.3.

         "Indemnity Deposit" has the meaning set forth on Section 2.2.

         "JAMS" has the meaning set forth in Section 7.10.

         "Judge List" has the meaning set forth in Section 7.10.

         "Law" or "Laws" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, codes, regulations, licenses, permits, authorizations, approvals, consents, legal doctrines, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.






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         "Leases" means all leases for facilities leased by the Company.

         "Letter of Intent" means that certain letter of intent dated February 3, 2000 by and between Quanta Services, Inc. and Purchaser, as amended or supplemented.

         "Loss" or "Losses" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and costs and expenses of investigation), net of (i) income Tax effects with respect thereto (including, without limitation, income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery thereof) and (ii) insurance proceeds.

         "Permits" has the meaning set forth in Section 3.7.

         "Permitted Encumbrances" means (a) any Encumbrances reserved against in the Financial Statements, (b) Encumbrances for property or ad valorem Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and (c) obligations under operating and capital leases which are listed in Schedule 3.6.

         "Taxes" has the meaning set forth in Section 3.12.

         "Third Person" has the meaning set for thin Section 6.3.

         1.2. INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                  (a) the terms defined in ARTICLE I and elsewhere in this Agreement include the plural as well as the singular;

                  (b) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

                  (c) the terms "include," "includes" and "including" are not limiting and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or."


                                   ARTICLE II
                             THE PLAN OF ACQUISITION

         2.1. ACQUISITION OF THE ASSETS. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from the Company, all of the Company's assets,




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properties, businesses, franchises, goodwill and rights of every kind and character, tangible or intangible, real or personal, whether owned or leased, other than the Excluded Assets (collectively, the "Assets"), free and clear of all Encumbrances other than Permitted Encumbrances and any created by Purchaser. Without limiting the generality of the foregoing, the Assets shall consist of all assets of the Company as of the Closing, including, without limitation, the following:

                  (a) all accounts and notes receivable of the Company;

                  (b) all inventory (including, without limitation, spare parts inventory) and work-in-progress of the Company;

                  (c) all customer lists, sales records, credit data and other information relating to customers of the Company;

                  (d) all rights, title and interest of the Company in, to and under all existing contracts and agreements, written and verbal to which the Company is a party, all as listed in Schedule 3.6;

                  (e) the vehicles and other transportation equipment of the Company;

                  (f) all of the furniture, fixtures, equipment, machinery, tools, appliances, telephone systems, copy machines, fax machines, implements, spare parts, supplies and all other tangible personal property of every kind and description owned by the Company;

                  (g) all rights, title and interest of the Company in and to and under all licenses, franchises, permits, transportation authorities and other governmental authorizations, and intangible assets owned or possessed by the Company, including, without limitation, the layout and content of the web site used by the Company to the extent such layout and content relates exclusively to the Company and the Permits listed in Schedule 3.7;

                  (h) all rights, title and interest of the Company in, to and under all intangible property of the Company, the goodwill associated therewith and the rights and privileges used in the conducting of the business of the Company and the right to recover for infringement thereon;

                  (i) the name "Advanced Communication Technologies, Inc." and any trade names or other assumed names under which the Company operates other than Noram Telecommunications, Inc. or Quanta Services, Inc. or any similar names;

                  (j) copies of the Company's books, records, papers and instruments of whatever nature and wherever located that relate to the businesses of the Company or the Assets or which are required or necessary for Purchaser to conduct the businesses





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         of the Company from and after the Closing in the manner in which they were being conducted before the Closing;

                  (k) all insurance proceeds and insurance claims of the Company that relate exclusively to any business in which the Company is engaged or all or any part of the Assets, other than with respect to the Excluded Liabilities, and to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, that the Company is entitled to enforce with respect to the Assets against its predecessors in title to the Assets, if any;

                  (l) all rights, title and interest of the Company in computer equipment and hardware used exclusively by the Company, including, without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, printers, keyboards, screens, peripherals (and other input/output devices), modems and other communication controllers, networking equipment, and any and all parts and appurtenances thereto, together with all software and intellectual property with such computer equipment and hardware;

                  (m) all rights, title and interests of the Company in, to and under all rights, privileges, claims, causes of action, and options relating or pertaining exclusively to the Company's business or the Assets; and

                  (n) all other or additional privileges, rights, interest, properties and assets of the Company of every kind and description and wherever located, that are exclusively used or intended for the exclusive use in connection with the Company's business as presently being conducted, including, without limitation, the Leases.

         The "Excluded Assets" are the assets of the Company listed on Schedule 2.1.

         2.2. PURCHASE PRICE. The purchase price for the Assets shall be the Book Value of the Company as of the Closing Date plus $250,000.

                  (a) At the Closing:

                           (i) Purchaser shall pay the Company in cash in
                  immediately available funds (by wire transfer in accordance with the wiring instructions set forth on Schedule 2.2) an amount equal to the Book Value of ACT as of January 31, 2000 adjusted upward or downward for intercompany cash transactions between January 31, 2000 and the Closing Date; and

                           (ii) deliver $250,000, in cash in immediately
                  available funds (by wire transfer in accordance with the wiring instructions set forth on Schedule 2.2), to the Escrow Agent as provided for in the




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                  Escrow Agreement (the "Indemnity Deposit") to be applied in accordance with the terms of the Escrow Agreement.

                  (b) Not later than April 30, 2000, Purchaser shall deliver to the Company a certificate (the "Final Book Value Certificate") signed by an officer of Purchaser indicating the Book Value of the Company as of February 29, 2000 (the "Final Book Value") as determined by Purchaser in good faith and Purchaser's proposed allocation of the Purchase Price, and, subject to subsection (c) below, Purchaser shall pay the Company an amount equal to the excess of the Final Book Value over the amount paid to the Company pursuant to Section 2.2(a)(i); provided that if the Final Book Value is less than the amount paid to the Company pursuant to Section 2.2(a)(i), the Company shall reimburse Purchaser to the extent of such deficit. The books of the Company shall be closed as of February 29, 2000 consistent with past practice in accordance with GAAP.

                  (c) Notwithstanding subsection (b) above, the Company and its representatives shall have the right for a period of 30 days after receiving the Final Book Value Certificate to review the books and records of the Company as of the Closing Date and, if the Company deems necessary, for a period of 90 days thereafter, to have an independent public accountant examine such book and records, to verify Purchaser's calculation of the Final Book Value and proposed allocation of the Purchase Price. If the Company does not agree with Purchaser's calculation of Final Book Value or proposed allocation of the Purchase Price, the parties shall negotiate in good faith to determine Final Book Value and/or an allocation of the Purchase Price reasonably acceptable to the parties.

         2.3. ASSUMED LIABILITIES. As further consideration for Asset Purchase, Purchaser shall assume and discharge (i) all liabilities and obligations of the Company properly shown and adequately reserved for in the Financial Statements except those liabilities listed in Schedule 2.3 ("Excluded Liabilities"), (ii) all liabilities of the Company or the Stockholders arising from the Company's termination without cause of an employee's employment by reason of the consummation of the Asset Purchase in cases where Purchaser does not offer such employee substantially equivalent reemployment, and (iii) all liabilities and obligations of the Stockholders arising from guarantees of the Company's liabilities and obligations described in item 2.3(i). In the event of any terminations of employment for which Purchaser is to assume any liability pursuant to this provision, the Purchaser will notify the Company of such termination within three days thereof and the Company shall be responsible for providing all employee notifications required by COBRA and any other applicable Federal or state employment or labor law or regulation.

         2.4. CONVEYANCE DOCUMENTS. At the Closing, the Company shall execute and deliver to Purchaser (i) a completed Bill of Sale, Receipt and Assignment and Assumption Agreement, in a mutually acceptable form, covering all of the Assets and (ii) a certificate of title to any Asset covered by a certificate of title. At all times hereafter as may be necessary, the Company shall execute and deliver to Purchaser such other instruments of transfer as shall be reasonably necessary or





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appropriate to vest in Purchaser good title to the Assets, free and clear of all
Encumbrances other than Permitted Encumbrances and to comply with the purposes and intent of this Agreement

         2.5. ALLOCATION OF PURCHASE PRICE. Upon a determination of the allocation of the Purchase Price in accordance with Section 2.2, Purchaser, the Company and the Stockholders agree that they shall not take any position or action inconsistent with such allocation in the filing of any federal income tax returns.

         2.6. CLOSING. The consummation of the purchase of the Assets and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Quanta, 1360 Post Oak Blvd., Suite 2100, Houston, Texas, on the later of February 29, 2000 or five days following Purchaser's receipt of the Company's January 31, 2000 financial statements, or at such other time and date on which the Company and Purchaser may mutually agree, which date shall be referred to as the "Closing Date."

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                       OF THE STOCKHOLDERS AND THE COMPANY

         The Stockholders and the Company represent and warrant to Purchaser as follows:

         3.1. DUE ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oregon and is duly authorized and qualified to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted. The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. The Company is in good standing in each jurisdiction in which the operation of its business requires it to be registered to do business.

         3.2. AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

                  (a) The Company has the requisite power and authority to enter into this Agreement and to effect the transactions contemplated hereby. The Stockholder has the full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been approved by the board of directors of the Company and by the Stockholder. No additional corporate proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Stockholder, and, assuming the due authorization, execution and delivery hereof by Purchaser, constitutes a valid and binding agreement of the Company and the Stockholder, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting





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         creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

                  (b) The execution and delivery of this Agreement by the Company and the Stockholder do not, and the consummation by the Company and the Stockholder of the transactions contemplated hereby will not,
         (i) violate or result in a breach of any provision of, or constitute a default under, (ii) result in the termination of, (iii) accelerate the performance required by, (iv) result in a right of termination or acceleration under, or result in the creation of any Encumbrances upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, (X) the Articles of Incorporation or Bylaws of the Company, (Y) any Laws applicable to the Company or any of the properties or assets of the Company, or (Z) except as set forth in
         Schedule 3.2, any material instrument or agreement which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

                  (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of this Agreement by the Company and the Stockholder or the consummation by the Company and the Stockholder of the transactions contemplated hereby except as set forth on Schedule 3.2 and such actions or filings which, if not made or obtained, as the case may be, would not have a material adverse affect.

         3.3. FINANCIAL STATEMENTS. The Company has delivered to Purchaser copies of the Company's internally-generated financial statements for the 12 months ended December 31, 1999 and will deliver to Purchaser on or before February 29, 2000 internally-generated financial statements for the one-month period ended January 31, 2000 (collectively, the "Financial Statements").

         3.4. ACCOUNTS AND NOTES RECEIVABLE. Schedule 3.4 sets forth an accurate list of the accounts and notes receivable of the Company as of January 31, 2000. Receivables from and advances to employees, the Company, the Stockholder and any entities or persons related to or Affiliates of the Stockholder or the Company are separately identified in Schedule 3.4. Schedule 3.4 also sets forth an accurate aging of all accounts and notes receivable as of January 31, 2000, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company are bona fide receivables, arising from the sale of goods or services in the ordinary course of business and were recorded correctly on the book and records of the Company in accordance with GAAP and to the knowledge of the Company and the Stockholders are collectible in the amounts shown on Schedule 3.4 net of reserves reflected in the Financial Statements, provided that the foregoing is not a guarantee of the collectibility of any one such receivable.

         3.5. ASSETS. Except as set forth in Schedule 3.5, the Company has good and marketable title to all of the Assets and interests in the Assets or, in the case of leased Assets, valid leasehold




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interests whether real, personal, mixed, tangible or intangible. All the owned
Assets and the Company's interest in the other Assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of Encumbrances other than Permitted Encumbrances. The Assets are all the assets (other than the Excluded Assets) necessary to permit the Company to operate as currently being operated. The Assets are in good working order and condition, ordinary wear and tear excepted.

         3.6. CONTRACTS. Set forth on Schedule 3.6 is a list of all material contracts, agreements, instruments, leases and licenses to which the Company is a party or to which any of the Assets is subject (other than material contracts, agreements, instruments, leases and licenses which are Excluded Assets). Except as otherwise indicated on Schedule 3.2 or Schedule 3.6 hereto, (i) neither the Company nor, to the Company's knowledge, any other party to any such contract, agreement, instrument, lease or license has given notice of termination or taken any action inconsistent with the continuance of, is now in violation or breach of, or in default in complying with, any material provision thereof and (ii) the consent of any other party to such contract, agreement, instrument, lease or license is not required to validly effect the assignment, transfer or conveyance thereof from Seller to Purchaser.

         3.7. PERMITS. Schedule 3.7 contains an accurate list of all material licenses, franchises, permits and other governmental authorizations held by the Company (the "Permits"). The Permits are valid, and the Company has not received any written notice that any Governmental Authority intends to cancel, terminate or decline to renew any such Permit. The Permits are all the permits that are required by Law for the operation of the businesses of the Company as currently conducted and the ownership of the Assets of the Company except any Permit the failure to have which would not have a material adverse effect. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits.

         3.8. ENVIRONMENTAL MATTERS. Except as set forth in Schedule 3.8, the Company is in compliance, in all material respects, with all Environmental, Health and Safety Laws, including, without limitation, Environmental, Health and Safety Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (b) the Company has obtained and complied, in all material respects, with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances; (c) to the Company's knowledge, there has been no "release" or threat of "release" (as defined in any Environmental, Health and Safety Laws) at, from, in or on any property owned or operated by the Company relating to the Assets and (d) to the Company's knowledge, there is no pending claim against it based on any Environmental, Health and Safety Law and no such claim has been threatened in a writing to the Company.

         3.9. LABOR AND EMPLOYEE RELATIONS. The Company is not bound by or subject to any arrangement with any labor union, and no employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the Company's or the Stockholders' knowledge, is any campaign to establish such representation in progress. There is no pending or, to




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the Company's or the Stockholders' knowledge, threatened labor dispute involving the Company or any group of the Company's employees nor has the Company experienced any significant labor interruptions over the past five years. Except as set forth on Schedule 3.9, neither the Company nor the Stockholder has knowledge of any claims made by or disputes with any of its employees.

         3.10. NONCOMPETITION, CONFIDENTIALITY AND NONSOLICITATION AGREEMENTS.
Schedule 3.10 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which the Company is bound or under which the Company has any rights or obligations.

         3.11. LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in
Schedule 3.11, there is no material claim, action, suit or proceeding, pending or, to the knowledge of the Company and the Stockholder, threatened against or affecting the Company, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and, to the Stockholder's and the Company's knowledge, there is no basis therefor. Except to the extent set forth in Schedule 3.11, the Company has conducted and is conducting its business in compliance with all Laws applicable to the Company, its assets or the operation of its business.

         3.12. TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. Except as set forth in Schedule 3.12, the Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods for which the applicable statute of limitations has not expired, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods for which the applicable statute of limitations has not expired. The Company has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation. There are no examinations in progress or claims against the Company relating to Taxes for any period or periods prior to and including January 31, 2000 and no written notice of any claim for Taxes, whether pending or threatened, has been received. The Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. The Company is not a party to any Tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes. The amounts shown as accruals for Taxes on the Financial Statements as of January 31, 2000 are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. The Company currently utilizes the accrual method of accounting for income tax purposes. Such method of accounting has not changed in the past five years.

         3.13. SOLVENCY. The Company is not insolvent, and will not be rendered insolvent by the transfer contemplated by this Agreement. Company assets exceed its liabilities, and Company is currently paying its obligations as they become due.

         3.14. CHANGE OF NAME. The Company has not conducted business under any name during the past five (5) years other than Advanced Communication Technologies, Inc., RT Communications, RT Telecommunications, ACT, Inc. and ACT.

         3.15. EMPLOYEE BENEFITS. Each employee benefit plan, policy, agreement or arrangement, including, without limitation, any pension, stock option, share saving, deferred compensation, profit sharing, incentive, bonus and severance plan or arrangement has been maintained and contributed to in compliance in all material respects with the requirements of applicable law. The Company has paid and discharged when due all obligations and liabilities arising under such plans and applicable law of a character which, if not paid or discharged, are likely to result in the imposition of a material encumbrance or assertion of a material liability enforceable against any of the Assets.

         3.16. BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company, are complete and correct in all material respects, have been maintained in accordance with sound business practices, and all of them have been made available for inspection by Purchaser.

         3.17. DISCLOSURE. The Company has fully provided Purchaser and its representatives with all the information that Purchaser has requested in analyzing whether to consummate the Asset Purchase. None of the information so provided nor any representation or warranty of the Company contained in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make such representation, warranty or statement, not misleading.

         3.18. NO IMPLIED REPRESENTATIONS. Notwithstanding anything to the contrary contained in this Agreement, the Company and the Stockholder have not made any representation or warranty whatsoever, express or implied, other than those representations and warranties of the Company and the Stockholders expressly set forth in this Agreement.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Company as follows:

         4.1. ORGANIZATION. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oklahoma. Purchaser is duly authorized and qualified under all applicable Laws to carry on its business in the places and in the manner now conducted. Purchaser has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.

         4.2. AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

                  (a) Purchaser has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been approved by the board of directors of Purchaser. No additional corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery by the Company and the Stockholder, constitutes valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity.

                  (b) The execution and delivery of this Agreement by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of Purchaser, (ii) any Law applicable to Purchaser or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Purchaser is now a party or by which Purchaser or any of its properties or assets may be bound or affected.

                  (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

         4.3. NO IMPLIED REPRESENTATIONS. Notwithstanding anything to the contrary contained in this Agreement, Purchaser has not made any representation or warranty whatsoever, express or implied, other than those representations and warranties of Purchaser expressly set forth in this Agreement.

         4.4. LITIGATION. There is no suit, action, administrative proceeding or other proceeding or governmental investigation pending, or to Purchaser's knowledge, threatened against Purchaser that, if adversely determined to Purchaser could have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

         4.5. DISCLOSURE. Purchaser has fully provided the Company and the Stockholder or their representatives with all the information that the Company and the Stockholder have requested in analyzing whether to consummate the Asset Purchase. None of the information so provided nor any representation or warranty of Purchaser contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                                CERTAIN COVENANTS

         5.1. CONDUCT OF BUSINESS. The Company shall conduct all of its businesses up to the date of Closing in the normal and regular manner, and will not enter into any contact except as may be required in the ordinary course of business. Except with respect to disclosure to their respective attorneys, financial advisors and officers and employees with a need to know, or as otherwise required by law, the parties shall insure that the existence of this Agreement is kept in strictest confidence prior to Closing, and no party shall disclose the terms hereof to any person, before Closing, without each party's prior written consent.

         5.2. FUTURE COOPERATION; FINAL BOOK VALUE; TAX MATTERS. The Stockholder, the Company and Purchaser shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. Purchaser will, and will cause its officers, directors and employees to, cooperate with the Company, the Stockholder and their respective representatives in their review and verification, pursuant to Section 2.2 hereof, of the Final Book Value determined by Purchaser. The Company and the Stockholder will cooperate and use their commercially reasonable best efforts to have the present officers, directors and employees of the Company cooperate with Purchaser at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all tax periods prior to the Closing. Purchaser will provide the Company and the Stockholder with access to such of Company's books and records as may be reasonably requested by the Company or the Stockholder in connection with federal, state and local tax matters relating to periods prior to the Closing. The party requesting cooperation, information or actions under this Section 5.1 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.

                                   ARTICLE VI
                                 INDEMNIFICATION

         The Company, the Stockholder and Purchaser each make the following covenants:

         6.1. INDEMNIFICATION BY THE COMPANY. Subject to Section 6.4, the Company covenants and agrees that it will indemnify, defend, protect and hold harmless Purchaser and its officers, directors, employees, stockholders, agents, representatives and Affiliates, (a) for a period of six (6) months from the date of this Agreement from and against all Losses incurred by Purchaser as a result of Purchaser's inability to collect the trade receivables listed on Schedule 3.4 after making a good faith effort to collect such receivables (which shall not, however, require Purchaser to institute litigation or other judicial process), to the extent such Losses exceed the Allowance for Doubtful Accounts in the Financial Statements and (b) until the Expiration Date, any breach of the representations and warranties of the Company or the Stockholders set forth herein.

         6.2. INDEMNIFICATION BY PURCHASER. Subject to Section 6.4, Purchaser covenants and agrees that it will indemnify, defend, protect and hold harmless the Company and the Stockholders and their respective agents, representatives, Affiliates, at all times from the date of this Agreement until the Expiration Date from and against all Losses incurred by any of such indemnified persons as a result of or arising from any breach of the representations and warranties of Purchaser set forth herein.

         6.3. INDEMNIFICATION CLAIMS.

                  (a) In the event that Purchaser asserts the existence of a claim for indemnification under Section 6.1(a), Purchaser shall give written notice of such claim to the Company and the Escrow Agent in accordance with the terms of the Escrow Agreement on or before September 1, 2000. Such written notice shall state that it is being given pursuant to this Section 6.3, specify the nature and amount of the receivables Purchaser is claiming are uncollectible, attach evidence of Purchaser's good faith effort to collect such receivables and indicate the date on which such claim shall be deemed accepted (such date to be established in accordance with the next sentence). If the Company does not give written notice announcing the Company's intent to contest Purchaser's claim (or the amount thereof) within 30 days of receiving notice thereof, such claim shall be deemed accepted and the Escrow Agent may disburse funds from the Indemnity Deposit in accordance with the terms of the Escrow Agreement to cover such claim. In the event, however, that the Company contests such claim (or the amount thereof) by giving written notice to Purchaser and the Escrow Agent in accordance with the terms of the Escrow Agreement within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties cannot resolve such dispute after good faith negotiations with respect thereto within 30 days after the notice of contest provided by the Company, such dispute shall be submitted to arbitration in accordance with provisions of Section 7.10. In the event that arbitration shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such arbitration, including reasonable attorneys' fees.

                  (b) Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person"), of the commencement of any action or proceeding by a Third Person that the Indemnified Party believes in good faith is an indemnifiable claim under Section 6.1(b) or 6.2, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to Section 6.1(b) or 6.2 hereof (hereinafter the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof, the Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof. The Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person; provided, however, that notwithstanding the foregoing, the Indemnified Party shall be entitled to refuse to consent to any such proposed settlement and the Indemnifying Party's liability hereunder shall not be limited by the amount of the proposed settlement if such settlement does not provide for the complete release of the Indemnified Party. If, upon receiving notice, the Indemnifying Party does not timely undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

                  (c) In the event that any Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding claims resulting from the assertion of liability by Third Persons that the Indemnified Party believes a good faith is an indemnifiable claim under
         Section 6.1(b) or 6.2), such party shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 6.3(c), specify the nature and amount of the claim asserted, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Party, within 60 days after the mailing of notice by such Indemnified Party, shall not give written notice to such Indemnified Party announcing such Indemnifying Party's intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim. In the event, however, that such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including reasonable attorneys' fees, if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within 60 days after the notice provided by the Indemnified Party.

         6.4. INDEMNIFICATION LIMITATION; RECONVEYANCE OF UNCOLLECTED ACCOUNTS.

                  (a) The aggregate indemnification obligation of the Company under Section 6.1 (a) shall be limited to $250,000. Purchaser shall reconvey to the Company any accounts receivable with respect to which a claim for indemnification is paid by the Company.

                  (b) The aggregate indemnification obligation of the Company under Section 6.1(b) shall be limited $250,000.

                  (c) The aggregate indemnification obligation of Purchaser under Section 6.2 shall be limited to $250,000.

         6.5. EXCLUSIVE REMEDY. Purchaser's exclusive remedy, absent fraud, for any Loss as a result of or arising from (a) Purchaser's inability to collect the trade receivables listed on Schedule 3.4 after making a good faith effort to collect such receivables and (b) a breach of a representation or warranty of the Company or the Stockholders made herein, shall be pursuant to this Article VI. The Company's and the Stockholders' exclusive remedy, absent fraud, for any Loss as a result of or arising from a breach of a representation or warranty of Purchaser made herein shall be pursuant to this Article VI.

                                   ARTICLE VII
                                  MISCELLANEOUS

         7.1. SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the Stockholder.

         7.2. ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholder, the Company and Purchaser and supersede any prior agreement and understanding relating to the subject matter of this Agreement, including, without limitation, the Letter of Intent. This Agreement may be modified or amended only by a written instrument executed by the Stockholder, the Company and Purchaser, acting through their respective officers, duly authorized by their respective Boards of Directors.

         7.3. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

         7.4. BROKERS AND AGENTS. Each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. Each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

         7.5. NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

               (1) If to Purchaser, addressed to them at:

                            XETA Corporation
                            1814 West Tacoma
                            Broken Arrow, Oklahoma  74012-1406
                            Attn: President

               with a copy (which shall not constitute notice) to:

                            Barber & Bartz, Inc.
                            525 South Main, Suite 800

                            Tulsa, Oklahoma   74103
                            Attn: Ron Barber
                            Ph.: (918) 599-7755
                            Fax: (918) 599-7756

               (2) If to the Company or the Stockholders, addressed as follows:

                            _ Quanta Services, Inc.
                            1360 Post Oak Boulevard, Suite 2100
                            Houston, TX   77056
                            Attn: President and General Counsel

or such other address as any party hereto shall specify pursuant to this Section
7.5 from time to time.

         7.6. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         7.7. REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         7.8. SURVIVAL. The parties hereto agree that their respective representations, and warranties contained herein shall survive the Closing for a period of two (2) years after the Closing Date (the "Expiration Date") provided that those representatives and warranties made by the Company and/or the Stockholders with respect to Taxes, Employee Benefit Plans and Environmental, Health and Safety Laws shall survive the Closing for such periods of time as the government agencies having jurisdiction over the subject matter of those representations and warranties may be empowered to assess a liability or deficiency with respect to any of the matters covered thereby which shall be deemed the Expiration Date with respect to such representations and warranties.

         7.9. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Oklahoma applicable to contracts to be entered into and fully performed in the State of Oklahoma by residents of the State of Oklahoma.

         7.10. DISPUTE RESOLUTION.

                  (a) Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. The arbitration shall be conducted by a retired judge employed by the Dallas, Texas office of J.A.M.S./Endispute, Inc. ("JAMS"). The arbitration shall be held in JAMS' Dallas, Texas office.

                  (b) The parties shall obtain from JAMS a list of the retired judges available to conduct the arbitration. The parties shall use their reasonable efforts to agree upon a judge to conduct the arbitration. If the parties cannot agree upon a judge to conduct the arbitration within 10 days after receipt of the list of available judges, the parties shall ask JAMS to provide the parties a list of three available judges (the "Judge List"). Within five days after receipt of the Judge List, each party shall strike one of the names of the available judges from the Judge List and return a copy of such list to JAMS and the other party. If two different judges are stricken from the Judge List, the remaining judge shall conduct the arbitration. If only one judge is stricken from the Judge List, JAMS shall select a judge from the remaining two judges on the Judge List to conduct the arbitration.

                  (c) The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order payment of damages, reimbursement of costs, including those attorney fees of the prevailing party to enforce this Agreement, and interest thereon in the event the arbitrator determines that a material breach of this Agreement has occurred. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         7.11. CONDITIONS TO CLOSING. The Purchaser's obligation to close the Asset Purchase shall be subject to the following conditions precedent:

                  (a) The Company shall have delivered to Purchaser (1) a complete copy of the Company's internally generated January 31, 2000 financial statements, and Purchaser shall have had a period of five (5) days to review and approve the Company's financial condition and results from operations for the period covered thereby and (2) fully-executed copies of the contracts identified on Schedule 3.6 as items [0, 1 and 2]; and

                  (b) The Company shall have obtained and delivered to Purchaser all renewals and extensions of, and all third-party consents to delegation or assignment, necessary to maintain all of the contracts, leases, licenses and other agreements described in Schedule 3.6 in full force and effect and fully enforceable according to their terms by Purchaser as the owner thereof following consummation of the Asset Purchase.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                      XETA CORPORATION


                                      By:   /s/ JON A. WIESE
                                         --------------------------------------
                                         Name:  Jon A. Wiese
                                              ---------------------------------
                                         Title: President
                                               --------------------------------


                                      ADVANCED COMMUNICATION TECHNOLOGIES, INC.


                                      By:   /s/ DANA A. GORDON
                                         --------------------------------------
                                         Name:  Dana A. Gordon
                                              ---------------------------------
                                         Title: Vice President
                                               --------------------------------


                                      NORAM TELECOMMUNICATIONS, INC.


                                      By:   /s/ DANA A. GORDON
                                         --------------------------------------
                                         Name:  Dana A. Gordon
                                              ---------------------------------
                                         Title: Vice President
                                               --------------------------------


                                      QUANTA SERVICES, INC.


                                      By:   /s/ DANA A. GORDON
                                         --------------------------------------
                                         Name:  Dana A. Gordon
                                              ---------------------------------
                                         Title: Vice President and
                                                  Associate General Counsel
                                               --------------------------------